EXHIBIT 99

PRESS RELEASE
FOR IMMEDIATE RELEASE
July 15, 2005

Croghan Bancshares, Inc. (“Croghan”), the holding company for The Croghan Colonial Bank, Fremont, Ohio (the “Bank”), reported that its Board of Directors has authorized a repurchase program effective August 1, 2005 in which up to 5% of its outstanding common shares may periodically be purchased in the over-the-counter market during the ensuing six-month period.

The decision whether to purchase shares, the number of shares to be purchased and the price to be paid will depend upon the availability of shares, prevailing market prices, and other possible considerations which might affect the advisability of purchasing shares. Repurchases will be funded by current working capital and dividends periodically paid by the Bank to Croghan. Since the February, 2002 inception of the stock buy-back program, Croghan has repurchased 37,572 common shares in the open market.

The common shares of Croghan are registered with the Securities and Exchange Commission and are traded in the over-the-counter market under the symbol “CHBH.” As of June 30, 2005, Croghan had 1,881,199 common shares outstanding.